BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company") informs its shareholders and the market that it will hold a Public Request for Power of Attorney, pursuant to the articles 23 to 27 of the Brazilian Securities and Exchange Commission (CVM) Instruction No. 481/2009, for voting at the Extraordinary Shareholders Meeting ("AGE") to be held on May 25, 2018, at 11 a.m. in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina, Brazil.

The Public Request for Power of Attorney will cover all the items which appear on the agenda of the AGE, to be disclosed in the respective call notice. The powers of attorney in physical form must be sent to the following postal address: Rua Hungria, 1.400 - 5th floor, Zip Code 01455-000, Jardim Europa, São Paulo (SP), Brazil, to the attention of the Corporate Governance area, between April 26, 2018 and May 18, 2018, from 8 a.m. until 6 p.m.

Further information needed for sending the powers of attorney will be made available by the Company on its Investor Relations website (www.brf-br.com/ri), in the Corporate Governance section, as well as on the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), the Brazilian Stock Exchange - B3 S.A. - Brasil, Bolsa, Balcão (www.b3.com.br) and the US SEC - Securities and Exchange Commission (www.sec.gov).

The Public Request for Power of Attorney is an additional alternative provided by the Company to those shareholders who wish to exercise their voting right at the AGE and cannot be present, personally or through proxies, on the date and place where it will be held.

Besides sending the powers of attorney which are the object of the Public Request, the shareholders will also be able to vote at the AGE through a Distance Voting Form, as stated in article 21-A and following articles of CVM Instruction No. 481/2009, according to the instructions to be disclosed by the Company in the AGE Participation Manual.

São Paulo, April 25, 2018

Lorival Nogueira Luz Júnior

Global CEO,

Chief Financial Officer and of Investor Relations